Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2013 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

REDWOOD CITY, Calif. – August 5, 2013 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal fourth quarter and full year ended June 30, 2013. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“In fiscal 2013 Cardica’s main focus was to introduce the MicroCutter XCHANGE™ 30 for human use, while carefully monitoring performance and continuing to iterate the device in response to surgeons’ feedback,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “In addition, we reinitiated a major clinical trial to support a 510(k) submission. Midway through the fiscal year, we began a controlled launch for the MicroCutter XCHANGE™ 30 in Europe, working with key surgeons to demonstrate the features and benefits of this device in a host of different surgical procedures.”

Dr. Hausen continued, “Now at the end of fiscal 2013, we are proud to have successfully completed the MicroCutter European Trial (MET1) with very encouraging results. We clearly met the primary endpoint of the trial, freedom of MicroCutter-related severe adverse events when compared to historical controls from the medical literature, with only one event in 160 patients enrolled and 423 deployments. From a broad prospective, our goal is, and has always been, to have a product that clearly meets surgeons’ expectations in terms of reliability, repeatability and ease of use while offering key benefits in terms of size and mobility. It is the combination of both that will ensure success of this product in the U.S., the world’s key market for medical stapling products, pending marketing clearance by the U.S. Food and Drug Administration.”

Recent Highlights and Accomplishments:

●	Completed our MicroCutter European Trial where we evaluated the MicroCutter XCHANGE 30.
	o	The primary endpoint of the trial has been met with only one MicroCutter-related event in 160 enrolled patients with 423 deployments;
o

The secondary endpoint analysis, acute procedural success, demonstrated a learning curve in device reliability typical for novel technology. Any issues in the initial phase of enrollment were quickly addressed resulting in substantial reliability growth and good procedural success in the second half of the enrollment period. None of the device-related issues resulted in a severe adverse event or a change in surgical procedure.

●	Completed more than 1,200 deployments in more than 420 procedures with the XCHANGE 30 device since May 2012;
●	The XCHANGE 30 continues to be used in a variety of complex procedures in the European Union including intestinal, lung and liver resections, pediatric procedures for congenital diseases, and others;
●	Shipped 73 MicroCutter XCHANGE™ 30 devices and 420 XCHANGE™ 30 cartridges in the fiscal fourth quarter;
●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 32,600 units, with 1,049 units shipped in the fiscal 2013 fourth quarter; and,
●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 13,800 units, with 130 units shipped in the fiscal 2013 fourth quarter.

Fiscal 2013 Fourth Quarter and Full Year Ended June 30, 2013 Financial Results

Total product sales were approximately $0.8 million for both the fiscal 2013 and fiscal 2012 fourth quarters. License and development revenue was $84,000 for both the fiscal 2013 and fiscal 2012 fourth quarters, with license and development revenue from both periods a result of the August 2010 agreement with Intuitive Surgical. Total net revenue was approximately $0.9 million for each of the fiscal 2013 and fiscal 2012 fourth quarters.

Cost of product sales was approximately $0.9 million for the fiscal 2013 fourth quarter compared to approximately $0.8 million for the same period of fiscal 2012. Research and development expenses were approximately $2.3 million for the fiscal 2013 fourth quarter compared to $2.2 million for the fiscal 2012 fourth quarter. Selling, general and administrative expenses were approximately $1.4 million for the fiscal 2013 fourth quarter compared to $1.5 million for the fiscal 2012 fourth quarter.

The net loss for the fiscal 2013 fourth quarter was approximately $3.9 million, or $0.08 per share, compared with a net loss of approximately $3.6 million, or $0.10 per share, in the fiscal 2012 fourth quarter.

Total net revenue was approximately $3.5 million for the year ended June 30, 2013, compared to approximately $3.7 million for the year ended June 30, 2012. Total operating costs and expenses for fiscal 2013 were approximately $19.2 million compared to approximately $17.0 million for fiscal 2012. Net loss for fiscal 2013 was approximately $16.1 million, or $0.40 per share, compared to approximately $13.6 million, or $0.44 per share for fiscal 2012.

Cash and short term investments as of June 30, 2013, were approximately $12.4 million compared with $17.0 million at March 31, 2013. As of June 30, 2013, there were approximately 51 million shares of common stock outstanding.

Conference Call Details

To access the live conference call on August 5, 2013, at 4:30 p.m. Eastern Time via phone, please dial 866-515-2912 from the United States and Canada or 617-399-5126 internationally. The conference ID is 98195935. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through August 12, 2013, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 33703897.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 46,400 units throughout the world. In addition, Cardica is developing the Cardica® MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a five-millimeter shaft diameter, and the Cardica® MicroCutter XCHANGE™ 45, a cartridge-based microcutter device with an eight-millimeter shaft. Both MicroCutter devices are designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XCHANGE 45 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements

The statements in this press release regarding Cardica’s belief that the MicroCutter product will be successful in the US, pending marketing clearance by the U.S. Food and Drug Administration is a "forward-looking statement." The words “expect” and “anticipated” are intended to identify these forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to further develop or commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that the XCHANGE 30 may face unanticipated development, regulatory, or manufacturing delays; that review by FDA could alter the results as presented herein; that Cardica’s intellectual property rights may not provide adequate protection to enable further development of the XCHANGE 30; that surgeons may not use the XCHANGE 30 correctly, which could cause unfavorable results that may impair the acceptance of the XCHANGE 30 by other surgeons; and that Cardica may not have sufficient funds to develop the XCHANGE 30, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Current Report on Form 10-Q for the quarter ended March 31, 2013, under the caption “Risk Factors.” Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenue
Product sales, net	$771	$844	$3,093	$3,274
License and development revenue	84	84	336	336
Royalty revenue	17	18	70	71
Total	872	946	3,499	3,681

Operating costs and expenses
Cost of product sales	915	763	3,604	3,638
Research and development	2,297	2,221	9,145	7,220
Selling, general and administrative	1,370	1,471	6,410	6,139
Total operating costs and expenses	4,582	4,455	19,159	16,997

Loss from operations	(3,710)	(3,509)	(15,660)	(13,316)
Interest and other income (loss), net	(31)	4	(20)	9
Interest expense	(118)	(107)	(457)	(268)
Net loss	$(3,859)	$(3,612)	$(16,137)	$(13,575)

Basic and diluted net loss per share	$(0.08)	$(0.10)	$(0.40)	$(0.44)

Shares used in computing basic and diluted net loss per share	51,060	36,408	40,842	30,547

Balance Sheets

(amounts in thousands)

	June 30, 2013	June 30, 2012
Assets	(unaudited)
Cash and cash equivalents	$12,395	$14,645
Accounts receivable	391	299
Inventories	1,457	576
Other assets	3,518	2,622
Total assets	$17,761	$18,142

Liabilities and stockholders' equity
Accounts payable and other liabilities	$1,945	$1,860
Deferred revenue	2,054	2,390
Long term debt	2,788	2,532
Total stockholders' equity	10,974	11,360
Total liabilities and stockholders' equity	$17,761	$18,142